CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated July 25, 2019, accompanying the financial statements of Investment Grade Corporate Trust, 3-7 Year Series 26 (included in Invesco Unit Trusts, Taxable Income Series 587) as of March 31, 2019, and for the period from April 5, 2017 (date of deposit) through March 31, 2018 and for the year ended March 31, 2019, and the financial highlights for the period from April 5, 2017 (date of deposit) through March 31, 2018 and for the year ended March 31, 2019, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-210750) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
July 25, 2019